                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

                        CITIZENS & NORTHERN CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                          (CITIZENS AND NORTHERN LOGO)
                                90-92 Main Street
                          Wellsboro, Pennsylvania 16901

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD TUESDAY, APRIL 20, 2004

TO OUR STOCKHOLDERS:

         Notice is hereby given that the Annual Meeting of the stockholders of Citizens & Northern Corporation (the "Corporation") will be held at the Arcadia Theatre, located at 50 Main Street, Wellsboro, Pennsylvania, on Tuesday, April 20, 2004, at 2:00 P.M., local time, for the following purposes:

         1. To elect five Class II directors to serve for a term of 3 years;

         2. To ratify and approve the Director and Executive Officer Indemnification Program;

         3. To approve the increase in the aggregate number of authorized shares of the Corporation common stock from 10,000,000 to 20,000,000 shares;

         4. To ratify the action of the Board of Directors in the appointment of the firm of Parente Randolph, PC as independent auditors of the Corporation; and

         5. To transact such other business as may properly be brought before the meeting or any adjournment or adjournments thereof.

         Only stockholders of record at the close of business on March 8, 2004 are entitled to notice of, and to vote at, the meeting. Such stockholders may vote in person or by proxy.

         ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. If you do attend the meeting, you may, if you wish, withdraw your proxy and vote your shares in person.

                                       By Order of the Board of Directors,

                                       Kathleen M. Osgood
                                       Corporate Secretary

March 23, 2004

                         CITIZENS & NORTHERN CORPORATION
                                90-92 MAIN STREET
                          WELLSBORO, PENNSYLVANIA 16901

                                 PROXY STATEMENT
                ANNUAL MEETING OF STOCKHOLDERS -- APRIL 20, 2004

         This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Citizens & Northern Corporation to be used at the Annual Meeting of Stockholders of the Corporation to be held on Tuesday, April 20, 2004, at 2:00 P.M. at the Arcadia Theatre, located at 50 Main Street, Wellsboro, Pennsylvania, and at any adjournment thereof. The approximate date upon which this Proxy Statement and proxy will first be mailed to stockholders is March 23, 2004.

         Shares represented by properly completed proxies will be voted in accordance with the instructions indicated thereon unless such proxies have previously been revoked. If no direction is indicated, such shares will be voted in favor of the election of directors of the nominees named below, in favor of the ratification and approval of the Director and Executive Officer Indemnification Program (the "Indemnity Agreement Proposal"), in favor of the increase in the authorized shares of common stock, in favor of the ratification of the appointment of the firm of Parente Randolph, PC as the Corporation's independent auditors, and in the discretion of the proxy holder as to any other matters that may properly come before the Annual Meeting or any adjournment thereof. A proxy may be revoked at any time before it is voted by written notice to the Secretary of the Corporation or by attending the Annual Meeting and voting in person.

         The Corporation will bear the entire cost of soliciting proxies for the Annual Meeting. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, telegram or other electronic means by the Corporation's directors, officers and employees. American Stock Transfer & Trust Company, the transfer agent and registrar for the Corporation, will assist in the distribution of proxy materials and the solicitation and tabulation of votes. Arrangements also may be made with custodians, nominees and fiduciaries for forwarding proxy materials to beneficial owners of stock held of record by such persons, and the Corporation may reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

         The Board of Directors has fixed the close of business on March 8, 2004 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment thereof. On the record date, there were outstanding and entitled to vote 8,118,529 shares of common stock. Common stockholders will be entitled to one vote per share on all matters to be submitted at the meeting. The presence, in person or by proxy, of stockholders entitled to cast at least 50% of the votes that all stockholders are entitled to cast shall constitute a quorum at the Annual Meeting. An abstention will be considered present at the meeting for purposes of determining a quorum, but will not be counted as voting for or against the issue to which it relates. Neither abstentions nor broker non-votes will be counted as votes cast and neither will have any effect on the result of the vote, although both will count toward the determination of the presence of a quorum. The Articles of Incorporation of the Corporation do not permit cumulative voting.

         No person is known by the Corporation to have beneficially owned 5% or more of the outstanding common stock of the Corporation as of March 8, 2004.

                       PROPOSAL 1 -- ELECTION OF DIRECTORS

         The Articles of Incorporation of the Corporation provide that the Board of Directors shall consist of not less than five nor more than twenty-five directors and that within these limits the numbers of directors shall be as established by the Board of Directors. The Board of Directors has set the number of directors at thirteen. The Articles further provide that the Board shall be classified into three classes, as nearly equal in number as possible. One class of directors is to be elected annually. Five directors in Class II are to be elected at the Annual Meeting to serve for a three-year term. It is the intention of the persons named as proxyholders on the enclosed form of proxy, unless other directions are given, to vote all shares which they represent for the election of management's nominees named in the tabulation below. The affirmative vote of a majority of the shares of common stock present, in person or by proxy, and entitled to vote at the Annual Meeting is necessary for the election of directors. Any stockholder who wishes to withhold authority from the proxyholders to vote for the election of directors, or to withhold authority to vote for any individual nominee, may do so by marking the proxy to that effect. Each director elected will continue in office until a successor has been elected. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES LISTED BELOW, EACH OF WHOM HAS CONSENTED TO BE NAMED AS A NOMINEE AND TO SERVE IF ELECTED. If for any reason any nominee named is not a candidate (which is not expected) when the election occurs, proxies will be voted for a substitute nominee determined by the Board of Directors.

         The following table sets forth certain information about the director nominees, all of whom are presently members of the Board, and about the other directors whose terms of office will continue after the Annual Meeting.

NAME, AGE AND CERTAIN BIOGRAPHICAL INFORMATION                                PERIOD OF SERVICE AS A DIRECTOR
----------------------------------------------                                --------------------------------
CLASS II - MANAGEMENT'S NOMINEES FOR A 3 YEAR TERM ENDING IN 2007:

R. Bruce Haner, 56                                                                      Director since 1998
  Auto Buyer for New Car Dealers

Susan E. Hartley, 46                                                                    Director since 1998
  Attorney at Law

Leo F. Lambert, 49                                                                      Director since 2001
  President and General Manager of Fitzpatrick & Lambert, Inc.

Edward L. Learn, 56                                                                     Director since 1989
  Owner of Learn Hardware & Building Supply

Leonard Simpson, 55                                                                     Director since 1989
  Attorney at Law

CLASS III - CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2005:

Dennis F. Beardslee, 53                                                                 Director since 1999
  Owner of Terrace Lanes Bowling Center

Jan E. Fisher, 49                                                                       Director since 2002
  Executive Director for Healthcare Services of Laurel Health System

Karl W. Kroeck, 64                                                                      Director since 1996
  Farmer

Craig G. Litchfield, 56                                                                 Director since 1996
  President & Chief Executive Officer of Citizens & Northern Corporation
  and Citizens & Northern Bank

Ann M. Tyler, 59                                                                        Director since 2002
  Certified Public Accountant in firm of Ann M. Tyler CPA, PC

CLASS I - CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2006:

R. Robert DeCamp, 63                                                                    Director since 1988
  President of Patterson Lumber Co., Inc.

Edward H. Owlett, III, 49                                                               Director since 1994
 President & CEO of Putnam Company, formerly
 Attorney in law firm of Owlett & Lewis, P.C.

James E. Towner, 57                                                                     Director since 2000
 Publisher of The Daily / Sunday Review

                        SECURITY OWNERSHIP OF MANAGEMENT

         The following table shows beneficial ownership of the Corporation's common stock as of February 18, 2004 by (i) each director of the Corporation,
(ii) each executive officer named in the Summary Compensation Table on page 9 and (iii) all directors and executive officers as a group.

                                                      Amount and Nature of                     Percent of Class
Name                                                 Beneficial Ownership (1) (2) (3)          (if 1% or Greater)
----                                                 -----------------------------             ------------------
Dennis F. Beardslee                                             6,101                                   --
R. Robert DeCamp                                                4,469                                   --
Jan E. Fisher                                                   1,990                                   --
R. Bruce Haner                                                 12,899                                   --
Susan E. Hartley                                                5,632                                   --
Karl W. Kroeck                                                  2,928                                   --
Leo F. Lambert                                                  5,772                                   --
Edward L. Learn                                                 5,289                                   --
Craig G. Litchfield                                            63,325                                   --
Edward H. Owlett, III                                           4,898                                   --
Leonard Simpson                                                30,420 (4)                               --
James E. Towner                                                 6,327                                   --
Ann M. Tyler                                                    2,116                                   --
Brian L. Canfield                                              23,021                                   --
Mark A. Hughes                                                 10,081                                   --
Matthew P. Prosseda                                            21,435                                   --
Deborah E. Scott                                               13,471                                   --
Directors and Executive Officers as a Group (18 Persons)      229,282                                 2.82%

(1) Pursuant to the regulations of the Securities and Exchange Commission, an individual is considered to "beneficially own" shares of common stock if he or she directly or indirectly has or shares (a) the power to vote or direct the voting of the shares; or (b) investment power with respect to the shares, which includes the power to dispose of or direct the disposition of the shares. Unless otherwise indicated in a footnote below, each individual holds sole voting and investment authority with respect to the shares listed.

(2) In addition, an individual is deemed to be the beneficial owner if he or she has the right to acquire shares within 60 days through the exercise of any option. Therefore, the following stock options that are exercisable within 60 days after February 18, 2004 are included in the shares above: Mr. Beardslee, 1,575 shares; Mr. DeCamp, 2,403 shares; Mrs. Fisher, 738 shares; Mr. Haner, 2,403 shares; Ms. Hartley, 2,403 shares; Mr. Kroeck, 1,866 shares; Mr. Lambert, 1,125 shares; Mr. Learn, 1,338 shares; Mr. Litchfield, 40,163 shares; Mr. Owlett, 2,703 shares; Mr. Simpson, 2,175 shares; Mr. Towner, 1,575 shares; Ms. Tyler, 738 shares; Mr. Hughes, 7,093 shares; Mr. Prosseda, 16,992 shares; and Mrs. Scott, 10,768 shares.

(3) Includes the following restricted stock awards granted under the Stock Incentive Plan of the Corporation: Mr. Beardslee, 93 shares; Mr. DeCamp, 93 shares; Mrs. Fisher, 67 shares; Mr. Haner, 93 shares; Ms. Hartley, 93 shares; Mr. Kroeck, 93 shares; Mr. Lambert, 93 shares; Mr. Learn, 93 shares; Mr. Litchfield, 1,540 shares; Mr. Owlett, 93 shares; Mr. Simpson, 93 shares; Mr. Towner, 93 shares; Ms. Tyler, 67 shares; Mr. Hughes, 575 shares; Mr. Prosseda, 575 shares; and Mrs. Scott, 575 shares. Restricted stock awards granted under the Stock Incentive Plan vest ratably over a three-year period; however, the recipients have the right to vote all awarded shares.

(4) Includes 3,930 shares held in a SEP-IRA Plan for the benefit of Mr. Simpson's retirement plan.

                          BOARD OF DIRECTOR COMMITTEES,
              ATTENDANCE AT MEETINGS AND COMPENSATION OF DIRECTORS

         Both the Corporation's and the Bank's by-laws provide that the Board may create any number of committees of the Board as it deems necessary or appropriate from time to time.

         EXECUTIVE COMMITTEE OF THE CORPORATION. The Corporation has an Executive Committee whose purpose is to monitor and oversee the Corporation's management succession plan and leadership development processes, review and provide advice and counsel to the CEO regarding the Corporation's strategic plan, mission, goals and objectives and action plans as well as other various matters and to act on behalf of and with full authority of the Board of Directors in matters that may arise between the regular monthly meetings of the Board, which require immediate Board level action. This committee consists of the following seven members of the Board of Directors: R. Robert DeCamp, R. Bruce Haner, Leo F. Lambert, Craig G. Litchfield, Edward H. Owlett, III, Leonard Simpson and James E. Towner. During 2003, the Executive Committee held eleven meetings.

         NOMINATING COMMITTEE. The Nominating Committee for each of the Corporation and the Bank consists of the following six independent members of the Board of Directors: R. Robert DeCamp, Jan E. Fisher, R. Bruce Haner, Edward
H. Owlett, III, Leonard Simpson and James E. Towner. The purpose of the Nominating Committee is to establish criteria for Board member selection and retention, identify individuals qualified to become Board members, and recommend to the Board the individuals to be nominated and re-nominated for election as directors. The Nominating Committee held four meetings during 2003.

         All members of the Nominating Committee are independent directors within the meaning of Rule 4200 of the NASD. The Board of Directors of the Corporation has adopted a written charter for the Nominating Committee, a copy of which is attached hereto as Appendix A.

         Qualifications considered by the Nominating Committee in assessing director candidates include but are not limited to the following:

- An understanding of business and financial affairs. A career in business is not essential, but the candidate should have a proven record of competence and accomplishments and should be willing to commit the time and energy necessary to be an effective director;

- A genuine interest in representing all of Citizens & Northern's stakeholders, including the long-term interest of the stockholders;

-        A willingness to support the Values, Mission and Vision of Citizens &
         Northern;

- An open-mindedness and resolve to independently analyze issues presented for consideration. Additionally, a candidate should be inquisitive and feel a duty to ask questions of management and challenge the status quo;

-        A reputation for honesty and integrity;

-        A high level of financial literacy;

- A mature confidence and ability to approach others with self-assurance, responsibly and supportively;

- The ability, capacity and willingness to serve as a conduit of business referrals to the organization;

- Diversity (in terms of gender, race or other factors) that would reflect representation of different perspectives;

- Residency in the geographically defined market area of the Bank, with emphasis placed on maintaining representation throughout the market area; and

- Knowledge, judgment, skill diversity, business experience, as well as the interplay or "fit" of the candidate's experience and skill with the experience and skills of other Board members.

         Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating Committee may also consider such other factors as it may deem are in the best interests of the Corporation and its stockholders and such factors may change from time to time. The Nominating Committee does, however, believe it appropriate that at least one director meet the criteria for "audit committee financial expert" as defined by the SEC rules and that a majority of the Board members meet the definition of "independent director" under NASD rules.

         The Committee identifies nominees by first evaluating the current directors who are willing to continue in service. If any member of the Board does not wish to continue its service or the Board determines not to re-nominate a current director for re-election, the Nominating Committee identifies the desired skills and experience of a new nominee in light of the criteria above. The Committee recommends a director nominee to the Board, and the Board makes the final determination as to the nominees who will stand for election.

         Current members of the Board of Directors are polled for suggestions as to prospective candidates meeting criteria for the Nominating Committee. The Committee has the prerogative to employ and pay third party search firms, but to date has not done so.

         CORPORATE GOVERNANCE COMMITTEE. The Corporate Governance Committee of the Corporation, which met three times in 2003, consists of the following five independent members of the Board of Directors: Dennis F. Beardslee, R. Bruce Haner, Susan E. Hartley, Karl W. Kroeck and Ann M. Tyler. This committee is responsible for reviewing and reporting to the Board periodically on matters of corporate governance.

         EXECUTIVE COMMITTEE. The Bank has an Executive Committee consisting of seven members of the Board of Directors who are as follows: R. Robert DeCamp, R. Bruce Haner, Leo F. Lambert, Craig G. Litchfield, Edward H. Owlett, III, Leonard Simpson and James E. Towner. The function of this committee is to monitor and oversee the Bank's management succession plan and leadership development processes, review and provide advice and counsel to the CEO regarding the Bank's strategic plan, mission, goals and objectives and action plans and other various matters, as well as recommend policies and procedures. During 2003, the Executive Committee held fourteen meetings.

         COMPENSATION COMMITTEE. The Compensation Committee of the Bank, which held nine meetings in 2003, consists of the following six independent members of the Board of Directors: R. Robert DeCamp, R. Bruce Haner, Leo F. Lambert, Edward
H. Owlett, III, Leonard Simpson and James E. Towner. The purpose of the committee is to discharge the responsibilities of the Board of Directors relating to compensation of the executive officers and to provide oversight of the Bank's compensation, benefit, perquisite and employee equity programs.

         TRUST INVESTMENT COMMITTEE. The Trust Investment Committee of the Bank, which met ten times in 2003, consists of four members of the Board of Directors; namely, Dennis F. Beardslee, Susan E. Hartley, Edward L. Learn and Leonard Simpson. Deborah E. Scott, Executive Vice President and Senior Trust Officer of the Bank, is also a member of this committee, which determines the policy and investments of the Trust Department, the acceptance of all fiduciary relationships and relinquishments of all fiduciary relationships.

         ASSET LIABILITY COMMITTEE. The Bank also has an Asset Liability Committee, which consists of Board members R. Robert DeCamp, Jan E. Fisher, Craig G. Litchfield, Edward H. Owlett, III and Ann M. Tyler, as well as Mark A. Hughes, Executive Vice President and Chief Financial Officer of the Bank. The Asset Liability Committee met twelve times during 2003. The purpose of the committee is to stabilize and improve profitability by balancing the relationship between risk and return over an extended period of time and to function as an investment committee.

         AUDIT COMMITTEE. The Audit Committee of the Corporation, which held eight meetings in 2003, consists of six independent members of the Board of Directors. The members of the Committee are R. Bruce Haner, Karl W. Kroeck, Leo
F. Lambert, Edward H. Owlett, III, James E. Towner and Ann M. Tyler. In addition to the eight meetings of the Audit Committee, the chairman and a rotating member of the Committee met with representatives of Parente Randolph, PC, the Bank's internal audit department and management in May, August and November, 2003 to discuss the Corporation's quarterly 10-Q filings. The primary function of the Audit Committee is to review the internal audit program as performed by the internal auditors, recommend to the Board of Directors the independent auditors for the year, and review the examinations and reports from those persons. None of the members of the Audit Committee meet the definition of "Audit Committee financial expert" as defined in the rules adopted by the Securities and Exchange Commission. The Board of Directors has determined that each of the present members of the Audit Committee have sufficient knowledge and experience in financial matters to effectively perform their duties.

         The Board of Directors of the Corporation has adopted a written charter for the Audit Committee, a copy of which is attached hereto as Appendix B. The policies and procedures for pre-approval of engagements for non-audit services are described in the Audit Committee Charter.

         The following table sets forth information concerning fees paid to Parente Randolph, PC for the years ended December 31, 2003 and 2002. All services provided by Parente Randolph, PC in 2003 and 2002 were pre-approved by the Audit Committee.

                                                          Fiscal Years Ended
                                                             December 31,
                                                           2003         2002
                                                         -------      -------
Audit Fees
Audit of Annual financial statements                     $49,400      $47,300
Review of Quarterly financial statements                  15,300       15,000
Audit of management's assertions regarding internal
  control over financial reporting                        13,500       13,200
                                                         -------      -------
         Total Audit Fees                                 78,200       75,500
                                                         -------      -------

Audit-Related Fees
Audits of employee benefit plans                           9,100        8,900
Consultation concerning financial accounting and
  reporting standards                                        -0-        2,500
                                                         -------      -------
         Total Audit-Related Fees                          9,100       11,400
                                                         -------      -------

Tax Fees
Preparation of tax returns                                 6,900        6,000

All Other Fees                                               -0-          -0-
                                                         -------      -------
Aggregate of all fees billed to the Corporation
   by Parente Randolph, PC                               $94,200      $92,900

                             AUDIT COMMITTEE REPORT

         On March 3, 2004, the Audit Committee of the Board of Directors reviewed and discussed the audited financial statements dated December 31, 2003 with management. They also have discussed with Parente Randolph, PC, the independent auditors of the Corporation, the matters for discussion as specified by the AICPA Statement of Auditing Standards No. 61. The Audit Committee has received from Parente Randolph, PC the written communications required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees" and has discussed with Parente Randolph, PC, its independence. Based on its review and discussions referred to above, the Committee has recommended to the Board of Directors that the audited financial statements be included in the Corporation's annual report on Form 10-K for the fiscal year ended December 31, 2003 for filing with the Securities and Exchange Commission.

              Members of the Audit Committee,

              Edward H. Owlett, III, Chairman             Leo F. Lambert
              R. Bruce Haner                              James E. Towner
              Karl W. Kroeck                              Ann M. Tyler

         DIRECTORS' ATTENDANCE AND COMPENSATION. The Board of Directors of the Corporation met thirteen times and the Board of Directors of the Bank met thirteen times in 2003. The Board of Directors also held three quarterly Executive Sessions and Independent Directors Meetings in 2003. The Executive Sessions include only members of the Board of Directors and the Independent Directors Meetings include only non-employee members. All of the directors attended at least 75% or more of the meetings of the Corporation and its committees of which they were members.

         Although the Company does not have a formal policy with respect to Board member attendance at the annual meeting of stockholders, each member is encouraged to attend the annual meeting. All Directors attended the Annual Meeting of Stockholders held in April 2003.

         All directors of the Corporation are directors of the Bank. Each director who is not an officer of the Corporation or Bank received an annual retainer of $12,000 and an attendance fee of $200 for each meeting of the Board attended. In addition, each such director received a fee of $100 for attendance at each committee meeting. The aggregate amount of directors' retainers and fees paid during 2003 was $219,200.

         Under the Independent Directors' Stock Incentive Plan, for 2002 each director who is not an officer of the Corporation or the Bank was awarded, as of January 2003, 411 stock options and 45 shares of restricted stock. (The numbers of options and restricted shares awarded for 2002 have been adjusted for the 3-for-2 stock split issued in April 2003.) For 2003, each director who is not an officer of the Corporation or Bank was awarded, as of January 2, 2004, 327 stock options and 37 shares of restricted stock. The awards of options and restricted shares are based on the company's earnings per share growth as compared to the Plan's growth target. The present value of the stock options and restricted shares awarded to each director for each year, 2002 and 2003, was approximately $9,000. The present value calculations use as the discount rate the 5-year U.S. Treasury rate and are based on assumptions including a five-year projected future market value and an assumed growth in dividends.

         A Referral Program was established in 2002 whereby the members of the Bank's Advisory Boards receive a cash reward for referrals resulting in a sale of a consumer or business product. In 2003, members of the Corporation's Board of Directors received a total of $125 in referral awards.

         Each member of the Corporation's Board of Directors and Advisory Board who receives retainers and fees may elect to receive such retainers and fees in the form of either cash or Corporation common stock, or a combination of cash and Corporation common stock. To the extent such members elect to receive payment of retainers and fees in the form of Corporation common stock, such stock is purchased through the Corporation's dividend reinvestment plan.

                   CORPORATION'S AND BANK'S EXECUTIVE OFFICERS

         The following table sets forth certain information with respect to the current executive officers of the Corporation and the Bank.

NAME AND POSITION FOR LAST FIVE YEARS                                                                       AGE
Craig G. Litchfield                                                                                         56
   President and Chief Executive Officer of the Corporation and the Bank since January, 1997

Brian L. Canfield                                                                                           52
   Senior Executive Vice President and Branch System Administrator since April,
   1999; formerly Executive Vice President and Branch System Administrator since
   April, 1997 (Mr. Canfield resigned from his position effective January 16,
   2004)

Dawn A. Besse                                                                                               52
   Executive Vice President and Sales & Service Coordinator since August, 2000;
   formerly Business Banking Territory Sales Manager for PNC Bank

Mark A. Hughes                                                                                              42
   Treasurer of the Corporation since November, 2000; Executive Vice President and Chief Financial Officer of the Bank since August, 2000; formerly Principal and Manager of Parente Randolph, PC

Matthew P. Prosseda                                                                                         42
   Executive Vice President and Commercial Loan Coordinator since April, 1997

Deborah E. Scott                                                                                            44
   Executive Vice President and Senior Trust Officer since September, 1999;
   formerly Vice President and Trust Officer of the Bank since January, 1998

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee ("Committee") of the Board of Directors establishes compensation policies, plans and programs which are intended to accomplish three objectives: to attract and retain highly capable and well qualified executives; to focus executives' efforts on increasing long-term stockholder value; and to reward executives at levels which are reasonable and competitive within the marketplace for similar positions and commensurate with the performance of each executive and of Citizens & Northern. Each member of the Committee is an independent non-employee director. The Committee establishes the salaries of the other executive officers with input from the Chief Executive Officer and the Board of Directors reviews all decisions relating to the compensation of the executive officers.

         The key elements in Citizens & Northern's executive compensation program, all determined by individual and corporate performance, are base salary compensation, annual cash bonus incentive compensation, long-term incentive compensation, and equitable retirement benefits.

         Annual compensation for the Chief Executive Officer is determined in essentially the same way as for other executives, recognizing that the CEO has overall responsibility for the performance of Citizens & Northern. The Committee believes that the CEO compensation should be heavily influenced by the performance of the Corporation. Base salaries and compensation programs are set at levels competitive with peer banking institutions and are adjusted for individual performance. To develop peer groups for Citizens & Northern, Ben S Cole Financial Incorporated (Cole Financial) collected market pay data from surveys covering the banking industry. Cole Financial then analyzed the compensation of Citizens & Northern's executive officers as compared with compensation packages offered by U.S. financial institutions of similar asset or revenue size, as applicable.

         In establishing his base salary, the Committee reached the following conclusions regarding company performance: Survey comparison of Citizens & Northern established a survey Peer Group of 40 independent banks whose 2002 average asset size approximately equaled C&N's, and further narrowed their Peer Group to a Core Group of 27 banks. According to the survey, the Corporation's return on average assets (ROA) for 2002 was 1.59%, while the Core Group's ROA was 1.18% and the Peer Group's ROA was 1.33%. Mr. Litchfield's 2002 base salary of $273,000 is 3% below Core Group CEO's who receive a similar compensation package. His total compensation with bonus and incentives for 2002 was 108% of par compared to Core Group CEOs. In December 2002, the Committee established the Chief Executive Officer's 2003 base salary at $286,650, representing a 5.0% increase over 2002.

         The compensation of the Chief Executive Officer and executive officers is reviewed annually by the Committee, except for decisions about awards under the Incentive Award Plan. The incentive opportunities in the Incentive Award Plan apply to meeting the Threshold, Target and Maximum levels of the Corporation's Return on Average Assets as compared to peers and growth in noninterest revenue compared to selected benchmarks. The Executive Officer Performance Criteria Weighting for 2002 applied 60% to Corporate performance and 40% for Individual performance. The CEO Performance Criteria Weighting for 2002 applied 80% to Corporate performance and 20% for Individual performance. C&N's Incentive Award Plan target and maximum award for 2002 was 40% and 60%, respectively, of base compensation for the CEO. In 2002, the CEO Incentive Award was 42% of base compensation, 118% of par of the cash bonuses awarded to the Peer Group CEOs in 2002.

         The Corporation approved a non-qualified Supplemental Executive Retirement Plan effective January 1, 1989. It was designed for the purpose of retaining talented executives and to promote in these executives a strong interest in the long-term, successful operation of the Corporation. Since the Bank's Pension Plan provides a substantially reduced benefit as a percentage of final compensation for the executive officers as compared to non-executives, the Supplemental Executive Retirement Plan is intended to supplement the total retirement benefit package of the covered executives. The Supplemental Executive Retirement Plan is an unfunded plan and is subject to the general creditors of the Corporation.

         The Corporation approved a Stock Incentive Plan effective January 1, 1995. The Stock Incentive Plan is designed to advance the development, growth and financial condition of the Corporation while attracting, retaining and rewarding executives.

         The Committee believes that the programs discussed above further the stockholders' interests since a significant part of executive compensation is based on obtaining results for the stockholders. The Committee bases its review on experience of its own members, on information requested from management and information compiled by various independent compensation consultants. The Committee believes that the program encourages responsible management of the Corporation.

             Members of the Compensation Committee,

             R. Robert DeCamp, Chairman                  Edward H. Owlett, III
             R. Bruce Haner                              Leonard Simpson
             Leo F. Lambert                              James E. Towner


                             EXECUTIVE COMPENSATION

         The following table contains information with respect to annual compensation for services in all capacities to the Corporation and Bank for the fiscal years ended December 31, 2003, 2002 and 2001 of those persons who were, at December 31, 2003, (i) the Chief Executive Officer and (ii) the four (4) other most highly compensated executives to the extent such persons' total salary and bonus exceeded $100,000:

                           SUMMARY COMPENSATION TABLE

                                    ANNUAL COMPENSATION                     LONG-TERM COMPENSATION
                                                                                  Awards

                                                                  Restricted                        All Other
                                                                    Stock          Options          Compen-
Name and                                   Salary     Bonus (1)   Awards (2)(3)     Awards (2)      sation (4)
Principal Position              Year        ($)        ($)             ($)             (#)             ($)
--------------------------------------------------------------------------------------------------------------------
CRAIG G. LITCHFIELD             2003      286,650     91,372        11,443           7,204           38,401
   Chairman, President and      2002      273,000    141,032        17,595           9,405           34,860
   CEO                          2001      260,400    116,378             0               0           29,382

BRIAN L. CANFIELD               2003      132,548     31,024         5,721           3,600           21,676
   Senior Executive Vice        2002      126,204     54,331         8,798           4,702           19,665
   President and Branch         2001      119,610     47,801             0               0           17,053
   System Administrator

MARK A. HUGHES                  2003      137,852     28,604         4,270           2,700           18,602
   Executive Vice President     2002      131,248     47,085         6,579           3,528           17,151
   And Chief Financial Officer  2001      125,000     40,725             0               0           14,272

MATTHEW P. PROSSEDA             2003      122,413     25,147         4,270           2,700           15,671
   Executive Vice President     2002      116,890     41,825         6,579           2,700           14,533
   and Commercial Loan          2001      111,020     36,615             0               0           13,181
   Coordinator

DEBORAH E. SCOTT                2003      119,080     24,709         4,270           2,700           15,686
   Executive Vice President     2002      115,589     40,687         6,579           3,528           14,440
   And Senior Trust Officer     2001      106,964     35,458             0               0           12,743

(1) The bonus is paid pursuant to the Incentive Award Plan, which is described on page 14.

(2) Determined by multiplying the market value of the Corporation's common stock on the date of grant by the number of shares awarded. Recipients receive dividends on, and have rights to vote, shares of restricted stock. The awards of restricted shares of Corporation common stock and stock options granted on January 2, 2003, at the closing price of $20.73 per share, were based on performance for the year ended December 31, 2002. (The closing price has been adjusted for the for the 3-for-2 stock split issued in April 2003.) The following awards were granted on January 2, 2004 at the closing price of $26.59 per share, based on performance for the year ended December 31, 2003: Mr. Litchfield, 645 restricted shares and 5,715 stock options; Mr. Canfield, 0 restricted shares and 0 stock options; Mr. Hughes, 240 restricted shares and 2,145 stock options; Mr. Prosseda, 240 restricted shares and 2,145 stock options; and Mrs. Scott, 240 restricted shares and 2,145 stock options.

         The restricted shares vest in three equal annual increments on the anniversaries of the awards.

(3) The total number of restricted shares and the aggregate market value thereof at December 31, 2003 are as follows: Mr. Litchfield held 1,498 restricted shares having an aggregate market value of $40,446; Mr. Canfield held 750 restricted shares having an aggregate market value of $20,250; Mr. Hughes held 561 restricted shares having an aggregate market value of $15,147; Mr. Prosseda held 561 restricted shares having an aggregate market value of $15,147; and Mrs. Scott held 561 restricted shares having an aggregate market value of $15,147. Dividends accrue and are paid on the restricted shares. The aggregate market value is based on the fair market value at December 31, 2003 of $27.00 per share.

(4) Includes 2003 (a) contributions to the following accounts under the Bank's Savings & Retirement Plan (401k): Mr. Litchfield, $16,000; Mr. Canfield, $14,950; Mr. Hughes $14,795; Mr. Prosseda, $13,179; and Mrs. Scott, $12,874, and (b) allocations to the following Non-Qualified Supplemental Executive Retirement Plan accounts: Mr. Litchfield, $22,401; Mr. Canfield $6,726; Mr. Hughes $3,807; Mr. Prosseda $2,492;
         and Mrs. Scott, $2,812.

                              STOCK INCENTIVE PLAN

         In 1995, the Corporation's Board of Directors adopted and the stockholders approved the Citizens & Northern Corporation Stock Incentive Plan. The purpose of the Plan is to advance the development, growth and financial condition of the Corporation by providing incentives through participation in the appreciation of the capital stock in order to secure, retain and motivate personnel responsible for the operation and management of the Corporation and its subsidiaries. Participants in the Stock Incentive Plan include the officers named in the Summary Compensation Table, as set forth herein, as well as other officers and key employees.

         The Board of Directors granted 29,325 qualified stock options under the Stock Incentive Plan in January 2004 for key officers of the Bank, based on performance for the year ended December 31, 2003. 41,068 shares were granted under options in January 2003, based on performance for 2002, and 54,241 shares were granted in January, 2002, based on performance for 2001. (The number of options granted in 2003 and 2002 have been adjusted for the 3-for-2 stock split issued in April 2003.) The period of the options is ten (10) years, commencing from the date of the grant, and become exercisable six (6) months from the grant date. Once the options are exercisable, all or a portion of the available exercisable options may be exercised at any time within the ten (10) year period from the grant date. If employment with the Bank terminates, except in the event of death or disability, the optionee has three (3) months from the date of termination to exercise any exercisable options outstanding as of the date of cessation of employment. In the event of an optionee's death or disability, the optionee or their legal representative may exercise any options to which the optionee was entitled as of the date of cessation of employment.

         The Board of Directors also granted 3,270 shares of restricted stock under the Stock Incentive Plan in January 2004 based on 2003 performance. 4,576 shares were granted in January 2003 for 2002 performance and 5,233 shares were granted in January 2002 for 2001 performance. (The number of awards granted in 2003 and 2002 have been adjusted for the 3-for-2 stock split issued in April 2003.) Restricted stock awards require no payment from the selected officers and vest ratably over three (3) years.

         After the awards granted for 2003 performance in January 2004, there are 154,109 shares reserved for future grants under the Stock Incentive Plan.

                                  OPTION GRANTS

         The following table sets forth information concerning stock options granted in 2003 under the Stock Incentive Plan to the Chief Executive Officer and the four most highly compensated executives of the Corporation named in the Summary Compensation Table:

                                            % of Total                                   Potential Realizable
                         Number of            Options                                     Value at Assumed
                         Securities           Granted         Exercise                   Annual Rates of Stock
                         Underlying         to Employees      or Base                   Price Appreciation for
                          Options            in Fiscal        Price        Expiration       Option Term (1)
      Name                Granted              Year         ($/Share)        Date           5%          10%
-------------------------------------------------------------------------------------------------------------------
Craig G. Litchfield        7,204              17.54%         $20.73        1/02/2013     $ 93,918     $238,008

Brian L. Canfield          3,600               8.77%         $20.73        1/02/2013     $ 46,933     $118,938

Mark A. Hughes             2,700               6.57%         $20.73        1/02/2013     $ 35,200     $ 89,203

Matthew P. Prosseda        2,700               6.57%         $20.73        1/02/2013     $ 35,200     $ 89,203

Deborah E. Scott           2,700               6.57%         $20.73        1/02/2013     $ 35,200     $ 89,203

(1) Represents the difference between the market value of the common stock for which the option may be exercised, assuming that the market value of the common stock on the date of grant appreciates in value to the end of the ten-year option term at annualized rates of 5% and 10%, respectively, and the exercise price of the option. The rates of appreciation used in this table are prescribed by regulations of the Securities and Exchange Commission and are not intended to forecast future appreciation of the market value of the common stock.

                 AGGREGATED STOCK OPTIONS EXERCISED DURING 2003
                           AND YEAR-END OPTION VALUES

         The following table sets forth information concerning the exercise during 2003 of options granted under the Stock Incentive Plan by the Chief Executive Officer and the four most highly compensated executives of the Corporation named in the Summary Compensation Table:

                         Number                         Number of Securities
                           of          Value            Underlying Unexercised          Value of  Unexercised
                         Shares      Realized               Options at                  In-the-Money Options on
                        Acquired     on Shares            December 31, 2003               December 31, 2003 (2)
        Name           On Exercise   Acquired (1)    Exercisable   Unexercisable      Exercisable   Unexercisable
--------------------------------------------------------------------------------------------------------------------
Craig G. Litchfield      2,500        21,348           40,163        1,500              $313,207       $ 13,500
Brian L. Canfield            0             0           18,853          600              $152,302       $  5,400
Mark A. Hughes             750         9,405            7,093            0              $ 63,887       $      0
Matthew P. Prosseda          0             0           16,992          525              $139,323       $  4,725
Deborah E. Scott             0             0           10,768          450               $93,305       $  4,050

(1) Represents the difference between the market value on the date of exercise of the shares acquired and the option price of those shares.

(2) Represents the difference between the aggregate market value at December 31, 2003 of the shares subject to the options and the aggregate option price of those shares.

                      EQUITY COMPENSATION PLAN INFORMATION

         The following table sets forth information concerning the Stock Incentive Plan and Independent Directors Stock Incentive Plan, both of which have been approved by the security holders. The figures are as of December 31, 2003. The stockholders have approved all of the Corporation's equity compensation plans.

                                                                                        Number of Securities
                                    Number of Securities      Weighted-Average          Remaining Available for
                                    To be Issued Upon         Exercise Price of         Future Issuance Under
                                    Exercise of               Outstanding               Equity Compensation
                                    Outstanding Options       Options                   Plans
-------------------------------------------------------------------------------------------------------------------
Equity Compensation Plans
Approved by Security Holders            213,058                   $18.81                         229,026

Equity Compensation Plans
Not Approved by Security Holders              0                      N/A                               0

         Effective on January 2, 2004, the Corporation granted options to purchase a total of 33,249 shares of common stock through the Stock Incentive Plan and Independent Directors Stock Incentive Plan. The exercise price for these options is $26.59 per share, which was the market price at the date of grant. Also, effective January 2, 2004, the Corporation awarded a total of 3,714 shares of restricted stock under the two Plans. These awards are not included in the above table.

                                PERFORMANCE GRAPH

         Set forth below is a chart comparing the Corporation's cumulative return to stockholders against the cumulative return of the S&P 500 Index, Russell 2000 and a Peer Group Index of similar banking organizations selected by the Corporation for the five year period commencing December 31, 1998 and ended December 31, 2003. The index values are market-weighted dividend-reinvestment numbers which measure the total return for investing $100.00 five years ago. This meets Securities & Exchange Commission requirements for showing dividend reinvestment share performance over a five year period and measures the return to an investor for placing $100.00 into a group of bank stocks and reinvesting any and all dividends into the purchase of more of the same stock for which dividends were paid.

                     COMPARISON OF 5 YEAR CUMULATIVE RETURN

                                  (LINE CHART)

                                                       PERIOD ENDED
                             AS OF
                            12/31/98      12/31/99     12/31/00     12/31/01     12/31/02     12/31/03
C&N                          $100.00      $ 79.14      $ 61.85      $ 84.73      $106.53      $145.49
S&P 500 Index                $100.00      $121.11      $110.34      $ 97.32      $ 75.75      $ 97.40
Russell 2000                 $100.00      $121.26      $117.59      $120.52      $ 95.83      $141.11
C&N 2002 Peer Group (1)      $100.00      $ 85.79      $ 67.17      $ 91.97      $115.72      $147.76
C&N 2003 Peer Group (2)      $100.00      $ 85.16      $ 74.61      $ 96.13      $119.00      $157.54

(1) The C&N 2002 peer group selected by the Corporation includes banks headquartered in Pennsylvania with total assets of $300 Million to $1.7 Billion and market capitalization of at least $25 Million. This peer group consists of ACNB Corporation, Gettysburg; CNB Financial Corporation, Clearfield; Comm Bancorp, Inc., Clarks Summit; Drovers Bancshares Corporation, York; First Chester County Corporation, West Chester; Franklin Financial Services Corporation, Chambersburg; Penseco Financial Services Corporation, Scranton; Penn Rock Financial Services Corporation, Blue Ball; Penns Woods Bancorp, Inc, Williamsport; and Sterling Financial Corporation, Lancaster.

(2) The C&N 2003 peer group consists of banks headquartered in Pennsylvania with total assets of $500 million to $1.5 billion. This peer group consists of ACNB Corporation, Gettysburg; AmeriServ Financial, Inc., Johnstown; Bryn Mawr Bank Corporation, Bryn Mawr; Chester Valley Bancorp Inc., Downington; CNB Financial Corporation, Clearfield; Comm Bankcorp, Inc., Clarks Summit; Ephrata National Bank, Ephrata; Fidelity D & D Bancorp, Dunmore; First Chester County Corp., West Chester; First National Community Bankcorp, Inc., Dunmore; Franklin Financial Services Corporation, Chambersburg; IBT Bancorp, Inc., Irwin; Leesport Financial Corp., Wyomissing; NSD Bancorp, Inc., Pittsburgh; Omega Financial Corporation, State College; Patriot Bank Corp, Pottstown; Penn Rock Financial Services Corp., Blue Ball; Penns Woods Bancorp, Inc., Williamsport; Pennsylvania Commerce Bancorp, Inc., Camp Hill; Penseco Financial Services Corporation, Scranton; QNB Corp., Quakertown; Republic First Bancorp, Inc. , Philadelphia; Royal Bancshares of Pennsylvania, Inc., Narbeth; and Sun Bancorp, Inc., Lewisburg.

The data for this graph was obtained from SNL Financial L.C.

                                  PENSION PLAN

         The Citizens & Northern Bank Pension Plan (the "Plan") is a qualified defined benefit plan under Section 401(a) of the Internal Revenue Code. The Plan is intended to provide a defined retirement benefit to participants without regard to the profits of the Bank. Employees are neither required nor permitted to contribute to the Plan. Annual contributions by the Bank are determined actuarially. To participate in the Plan, an employee must be 18 years of age and have completed one year of service. A participant's retirement benefit, which becomes fully vested after 5 years of service, is based on compensation and credited service with the Bank. For purposes of determining a retirement benefit, the term "compensation" is defined to include an employee's total remuneration received from the Bank, including base salary, bonus and overtime. Benefits are a percentage of the average compensation for the five consecutive years of highest compensation preceding retirement, multiplied by the number of years of completed service, up to 25 years. The Bank's Trust and Financial Services Department serves as Trustee under the Plan.

         The following table indicates, for purposes of illustration, the approximate amounts of annual retirement income which would be payable under the terms of the Plan, in the form of a straight life annuity, to a participant who retired as of December 31, 2003, at age 65, under various assumptions as to compensation and years of credited service. For 2003, the Pension Plan benefits are determined on only the first $200,000, as indexed, in compensation as determined by the Commissioner of the Internal Revenue Service and as prescribed by law.

                               PENSION PLAN TABLE

                                                          Years of Credited Service
         Average Annual Compensation            15                 20             25 (or more)
         ----------------------------         ------------------------------------------------
            $100,000                          $18,963           $25,284            $31,605
            $125,000                          $24,776           $33,034            $41,293
            $150,000                          $30,588           $40,784            $50,980
            $175,000                          $36,401           $48,534            $60,668
           $200,000  and over                 $42,213           $56,284            $70,355

         The credited years of service under the Plan as of December 31, 2003 was 31 years for Mr. Litchfield, 26 years for Mr. Canfield, 3 years for Mr. Hughes, 10 years for Mr. Prosseda, and 6 years for Mrs. Scott.

         In December 1989, the Bank established a non-qualified supplemental executive retirement plan for certain key executive employees ("Executive Plan"). The Executive Plan provides a retirement benefit for executives who retire after attaining age 55 and 5 years of plan service in an amount determined annually by the Directors. The Board of Directors may terminate the Executive Plan at any time. In 2003, the amounts accrued pursuant to the Executive Plan for the accounts of the officers named in the Summary Compensation Table set forth herein, is included in "All Other Compensation".

                                  SAVINGS PLAN

         The Citizens & Northern Savings and Retirement Plan ("Savings Plan") is qualified under Section 401(k) of the Internal Revenue Code. It allows a participant to authorize the deposit into the Plan of before tax earnings of from 1% to 15% of his compensation. Under the Tax Reform Act, the maximum amount of elective contributions that could be made by a participant during 2003 was Twelve Thousand Dollars ($12,000.00) plus a Two Thousand Dollar ($2,000.00) catch-up contribution if over age 50, also subject to a $200,000 compensation limit. All officers and employees of the Bank, including the officers named in the Summary Compensation Table set forth herein, are eligible to participate in the 401(k) Plan. A participant also may make voluntary contributions to the Savings Plan from after tax savings of up to 10% of the participant's compensation. The Bank is required to contribute a basic employer contribution equal to 2% of each eligible participant's compensation; in addition, the Bank may make a discretionary basic contribution. The total actual basic employer contribution for 2003 was equal to 4%. In addition, the Bank makes matching contributions equal to 100% of a participant's before tax contributions up to 3% of compensation and equal to 50% of such contributions between 3% and 5% of compensation. The Bank's basic employer contributions are invested in the common stock of the Corporation. All participants' contributions and the Bank's matching contributions for 2003, at the participants' election, were invested in a choice of investment funds maintained by the Bank as Trustee. In 2003, the Bank's contribution to the Savings Plan for the accounts of the officers named in the Summary Compensation Table set forth herein is included as "All Other Compensation".

                              INCENTIVE AWARD PLAN

         The Board of Directors has adopted an Incentive Award Plan for certain members of the management group of the Bank in order to promote a superior level of performance regarding the Bank's financial goals and to attract and retain competent management. Under the Incentive Award Plan, if predetermined performance goals are realized by the Bank in a given fiscal year, the participants will receive awards based upon the target or maximum levels of payout as determined by the Plan.

         Pursuant to the terms of the Incentive Award Plan, immediately before the beginning of each year the Compensation Committee of the Board of Directors of the Bank will designate the participants in the Incentive Award Plan and set a minimum and maximum level of awards for each class of participants and the individual performance and financial goals of the Bank or appropriate unit to be achieved. The Compensation Committee, at its discretion, may adjust award payments under the Incentive Award Plan based on extraordinary circumstances, conflicts with long-term financial and development objectives, or below standard individual participant performance. All awards under the Incentive Award Plan are paid in cash as soon as practical after the end of a plan year.

                          CHANGE IN CONTROL AGREEMENTS

         The Corporation and the Bank (the "Employer") have entered into Change in Control Agreements (the "Agreements") with Messrs. Litchfield, Hughes, Prosseda, Mrs. Scott and certain other officers (each an "Employee"), effective December 31, 2003. The purpose of the Agreements is to retain and secure key employees and encourage their continued attention and dedication to their assigned duties without the distraction of potential disturbing circumstances arising from the possibility of a change in control of the Corporation and Bank.

         The Change in Control Agreements are not employment agreements. The Agreements provide for a lump sum severance benefit in the event certain events take place after there is a "change in control", as defined in the Agreement, of the Corporation, or for a period of twenty-four (24) months thereafter. If the Employee remains employed for more than twenty-four (24) months after a change in control, nothing is payable.

         Under the Agreements, the term "termination" means the termination of the employment of the officer either by the Employer for any reason other than death, disability, or "cause", or by resignation of the Employee upon the occurrence of one or more of the following events: a significant change in the Employee's authorities or duties, a reduction in annual salary, or a material reduction in benefits; the relocation of the Employee's office to a location more than 35 miles from the location of the Employee's office immediately prior to the employment period; the Employee is unable to exercise the authorities, powers, functions or duties associated with the Employee's position; or the failure of the Corporation to obtain a satisfactory agreement from any successor to assume and agree to perform the Agreement in the same manner and extent as if no succession had taken place.

         In the event of a termination, the Agreements provide severance benefits of (i) Employer-paid group medical insurance continuation premiums for a period of eighteen (18) months after the date of termination, and (ii) a lump sum payment in cash no later than thirty (30) business days after the date of termination equal to the sum of the Employee's unpaid salary, accrued vacation pay and unreimbursed business expenses through and including the date of termination; and an amount equal to one (1) times the Employee's base salary in effect immediately prior to the date of termination.

         The Agreements terminate on December 31, 2004, but are automatically extended for additional one-year periods unless written notice is provided by the Employer or Employee that such party does not wish to extend the term. If a change in control occurs during the original or extended term of the Agreements, the term shall continue for a period of twenty-four (24) months and end upon the expiration of such twenty-four (24) month period.

         The amount of severance salary benefits that each of the above-named executive officers would be entitled to, pursuant to the Agreements, if an event which triggered the payment occurred on the date of the Proxy Statement, is as follows: Messrs. Litchfield $303,849, Hughes $145,444, Prosseda $126,100 and Mrs. Scott $123,240. The total of such severance salary benefit payments for all covered Employees would be $1,252,873.

                              CERTAIN TRANSACTIONS

         Certain directors and officers of the Corporation and the Bank and their associates (including corporations of which such persons are officers or 10% beneficial owners) were customers of, and had transactions with the Bank in the ordinary course of business during the year ended December 31, 2003. Similar transactions may be expected to take place in the future. Such transactions included the purchase of certificates of deposit and extensions of credit in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risks of collectibility or present other unfavorable features. The Bank expects that any other transactions with directors and officers and their associates in the future will be conducted on the same basis.

  PROPOSAL 2 - RATIFICATION AND APPROVAL OF THE DIRECTOR AND EXECUTIVE OFFICER
                            INDEMNIFICATION PROGRAM

         On November 20, 2003, the Corporation's Board of Directors unanimously authorized the Corporation to enter into indemnification agreements with the directors of the Corporation and the Bank (and certain officers thereof designated by the Board of Directors). The Board also determined to seek ratification and approval of such agreements by the Company's stockholders, as well as authorization to enter into such agreements with other directors and officers of the Corporation and its affiliates in the future (the "Indemnity Agreement Proposal"). Because the directors and certain officers of the Corporation and the Bank will be parties to, and therefore, the beneficiaries of the rights contained in these agreements, and because the agreements provide indemnification against certain actions which may be brought by or on behalf of the Corporation and/or the Bank, the directors consider it appropriate to submit the agreements to the stockholders for their ratification and approval.

         The primary reason for proposing the indemnification agreements is to ensure the ability of the Corporation and the Bank to continue to attract and retain responsible, competent and otherwise qualified directors and officers. A significant impetus for proposing the indemnification agreements at this time is that directors and officers liability insurance ("D&O Coverage") has become increasingly difficult for companies to obtain, and if obtained, is more restrictive in the coverage provided and much more expensive, with higher deductible amounts and lower limits that were previously attainable. At the same time, the risk of litigation against directors and officers of financial institutions has substantially increased.

         Currently, the directors and officers have protection from certain liabilities under the terms of a D&O Coverage policy, which will expire in June, 2005.

         The indemnification agreements provide to covered directors and officers the most advantageous of any combination of benefits under (i) the benefits provided by the Bylaws of the Corporation in effect as of the date the agreements are entered into; (ii) the benefits provided by the Bylaws, the Articles of Incorporation or their equivalent of the Corporation in effect at the time indemnification expenses are incurred by an indemnitee; (iii) the benefits allowable under Pennsylvania law in effect on the date of the agreements; (iv) the benefits allowable under the law of the jurisdiction under which the Corporation exists at the time indemnifiable expenses are incurred by an indemnitee; (v) the benefits available under a liability insurance policy obtained by the Corporation and its subsidiaries in effect on the date of the agreements; (vi) the benefits available under a liability insurance policy obtained by the Corporation and its subsidiaries, in effect at the time the indemnifiable expenses are incurred by an indemnitee; and (vii) such other benefits as are or may otherwise be available to the indemnitee.

         The Corporation is not obligated to, nor has it agreed to provide funding for its obligations under the agreements. The Corporation is obligated, however, to pay its obligations under the agreements from general assets or insurance. The agreements do require the Corporation to continue to purchase D&O Coverage for so long as it is available on a commercially reasonable basis.

         The indemnification available pursuant to the agreements is subject to a number of exclusions. No indemnification is required under the agreements with respect to any claim as to which it is finally proven by clear and convincing evidence in a court of competent jurisdiction that the covered person acted or failed to act with deliberate intent to cause injury to the Corporation or a subsidiary thereof or with reckless disregard for the Corporation's best interest. The Corporation is also not required to make any payment finally determined by a court to be unlawful or any payment required under Section 16(b) of the Securities and Exchange Act of 1934, as amended. In addition, any claim (or part thereof) against an indemnitee which falls within the prohibitions of 12 C.F.R. Section 7.5217 (i.e. a prohibition on indemnification or insurance coverage for expenses, penalties or other payments incurred in connection with an action by a banking regulatory agency which results in a final order assessing monetary penalties or requiring affirmative action in the form of payment to said bank) is excluded from indemnification under the agreements.

         The Indemnity Agreement Proposal is being presented at this time in response to (i) the increasing risk of unfounded litigation and related expense directed against directors and officers; (ii) dramatic increases in the exclusions from, and premiums for, D&O Coverage; and (iii) the need to continue to attract and retain responsible, competent and qualified directors and officers for the Corporation and the Bank.

         In order to help ensure that the Corporation and the Bank will be able to attract and retain directors and officers having such characteristics and qualifications, and as a matter of fairness, the Board of Directors believes the Corporation and the Bank should provide the maximum possible protection against litigation risks to their directors and officers. As the stockholders of the Corporation, you are requested to authorize the Corporation to enter into indemnifications agreements between the Corporation and directors and such officers of the Corporation and the Bank as the Board of Directors may designate from time to time. The requested ratification and authorization includes authority for the Board of Directors to change the indemnification agreements in any manner consistent with the obligations of the Corporation or to reflect any limiting or broadening of those obligations required or permitted by law.

         The affirmative vote of a majority of the shares of common stock present, in person or by proxy, and entitled to vote at the Annual Meeting on this issue is necessary for the ratification and authorization of use of the indemnification agreements as proposed.

         THE BOARD OF DIRECTORS OF THE CORPORATION UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE INDEMNITY AGREEMENT PROPOSAL.

      PROPOSAL 3 - APPROVAL TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF
                            CORPORATION COMMON STOCK

         On January 22, 2004, the Board of Directors of the Corporation adopted a resolution requesting stockholder approval to increase the number of authorized shares of Corporation Common Stock from 10 Million to 20 Million at the 2004 Annual Meeting of Stockholders. The increase in authorized shares would be for general corporate purposes, including future stock dividends, stock splits, acquisitions or other transactions. A copy of the full text of the Amendment to the Articles of Incorporation of Citizens & Northern Corporation is attached as Appendix C to this Proxy Statement.

         The following table sets forth information relating to the number of shares of Common Stock currently authorized and available for issuance and the number of shares of Common Stock to be available upon approval of the proposed amendment.

                                                          Before Proposed Increase      After Proposed Increase
                                                          ------------------------      -----------------------
Total Number of Shares of Common Stock Authorized                10,000,000                     20,000,000
Shares Outstanding                                                8,118,529                      8,118,529
Shares Reserved for Stock Option Plans                              433,911                        433,911
Shares Reserved for Other Plans                                           0                              0
                                                                -----------                    -----------
Shares Available for Issuance for Other Corporate Purposes        1,447,560                     11,447,560

         The authorization of the additional shares would not, by itself, have any effect on the rights of the Corporation's stockholders. The issuance of the additional shares for corporate purposes other than a stock split could have, among other things, a dilutive effect on earnings per share and on the equity and voting power of shareholders at the time of issuance. In addition, the increase in authorized shares could render more difficult (under certain circumstances) or discourage an attempt to obtain control of the Corporation, whether through tender offer or otherwise, by, for example, allowing the issuance of shares that would dilute the share ownership of a person attempting to obtain control. This proposal is not, however, being made in response to any effort of which the Corporation is aware to accumulate shares or obtain control of the Corporation.

         The request to increase the number of authorized shares of Corporation Common Stock to 20 Million shares, with a par value of $1.00 per share, is being submitted to the stockholders of the Corporation for their approval. The affirmative vote of a majority of the shares of common stock present, in person or by proxy, and entitled to vote at the Annual Meeting on this proposal is necessary for the adoption of the Agreement.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF CORPORATION COMMON STOCK TO 20 MILLION.

        PROPOSAL 4 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         Parente Randolph, PC, formerly Parente, Randolph, Orlando, Carey & Associates, has been the independent public accounting firm appointed by the Bank since 1981, and has been selected by the Board as the independent public accounting firm for the Corporation and the Bank for 2004. No member of the firm or any of its associates has a financial interest in the Corporation. In addition to auditing the Corporation's financial statements, Parente Randolph, PC audits management's assertions regarding internal controls over financial reporting (as required by the FDIC), audits the Corporation's profit sharing and defined benefit pension plans, prepares the Corporation's income tax returns and provides occasional assistance related to technical and accounting and tax matters. A representative of Parente Randolph, PC is expected to be present at the Annual Meeting to answer appropriate questions from stockholders and will be afforded an opportunity to make any statement that the firm desires.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF PARENTE RANDOLPH, PC AS INDEPENDENT AUDITORS OF THE CORPORATION.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16 of the Securities Exchange Act of 1934 requires the Corporation's officers and directors, and persons who own more than ten percent of the Corporation's common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent stockholders are required by Securities and Exchange Commission regulations to furnish the Corporation with copies of all Section 16(a) forms they file.

         Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Corporation during 2003 and Forms 5 and amendments thereto furnished to the Corporation with respect to 2003, the Corporation believes that no director, officer or ten percent stockholder or any other person subject to
Section 16 of the Exchange Act, failed to make on a timely basis during 2003 any reports required to be filed by Section 16(a) of the Exchange Act, with the exception of two delinquent Form 4 filings by Mr. Owlett. These filings were in connection with the transfer of accounts held for his children as custodian / trustee by another individual to new accounts through a brokerage firm with his wife as custodian / trustee and a subsequent purchase with cash dividends received by the brokerage firm managing the accounts.

                              STOCKHOLDER PROPOSALS

         The Corporation's Articles of Incorporation contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board of Directors. Stockholder recommendations for members of the Board should be submitted in writing to the President of the Corporation, and must include the stockholder's name, address, and the number of shares owned. The recommendation must also include the name, address and principal occupation of the proposed nominee as well and number of shares owned by the notifying stockholder and the total number of shares that will be voted for the proposed nominee. Stockholder recommendations must also include the information that would be required to be disclosed in the solicitation of proxies for the election of directors under federal securities laws, including the candidate's consent to be elected and to serve. The Articles of Incorporation specify that nominations from stockholders must be delivered or mailed not less than fourteen
(14) days nor more than fifty (50) days prior to the stockholder meeting at which directors will be elected, except in the case where less than twenty-one
(21) days notice is given of a stockholder meeting, in which case a notifying stockholder can mail or deliver a nomination not later than the close of business on the seventh day after the day the meeting notice was mailed.

         The Corporation's 2005 Annual Meeting of stockholders is scheduled to be held in April 2005. Any stockholder who intends to present a proposal at the 2005 Annual Meeting and who wishes to have the proposal included in the Corporation's proxy statement and form of proxy for that meeting must deliver the proposal to the Corporation's executive offices, 90-92 Main Street, P.O. Box 58, Wellsboro, Pennsylvania 16901, by November 24, 2004. Citizens & Northern must receive notice of all other stockholder proposals for the 2004 annual meeting delivered or mailed no less than 14 days nor more than 50 days prior to the Annual Meeting; provided, however, that if less than twenty-one days notice of the annual meeting is given to stockholders then the Corporation must receive notice not less than seven days following the date on which notice of the annual meeting was mailed. If notice is not received by the Corporation within this time frame, the Corporation will consider such notice untimely. The Corporation reserves the right to vote in its discretion all of the shares of common stock for which it has received proxies for the 2005 annual meeting with respect to any untimely shareholder proposals.

                                  OTHER MATTERS

         The management of the Corporation does not intend to bring any other matters before the Annual Meeting and is not presently informed of any other business which others may bring before such meeting. However, if any other matters should properly come before such meeting or any adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote on such matters as they, in their discretion, determine.

                             ADDITIONAL INFORMATION

         If you wish to communicate with the Board, you may send correspondence to Kathleen M. Osgood, Corporate Secretary, Citizens & Northern Corporation, 90-92 Main Street, Wellsboro, PA 16901. The Corporate Secretary will submit your correspondence to the Board or the appropriate committee, as applicable. You may also communicate directly with the presiding non-management director of the Board by sending correspondence to Lead Director, Board of Directors, Citizens & Northern Corporation, 90-92 Main Street, Wellsboro, PA 16901.

         The Corporation's Annual Report on Form 10-K for the year 2003, including financial statements as certified by Parente Randolph, PC, was mailed with this Proxy Statement on or about March 23, 2004, to the stockholders of record as of the close of business on March 8, 2004.

         AN ADDITIONAL COPY OF THE CORPORATION'S 2003 ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, WILL BE FURNISHED FREE OF CHARGE TO STOCKHOLDERS. WRITTEN REQUEST SHOULD BE DIRECTED TO THE TREASURER, CITIZENS & NORTHERN CORPORATION, 90-92 MAIN STREET, WELLSBORO, PA, 16901, OR BY PHONE AT 570-724-3411.

                                       By Order of the Board of Directors,

                                       Kathleen M. Osgood
                                       Corporate Secretary

Dated:  March 23, 2004

APPENDIX A

                         CITIZENS & NORTHERN CORPORATION
                          NOMINATING COMMITTEE CHARTER

A.       Purpose

         The purpose of the Nominating Committee is to:

         - Establish criteria and for Board member selection and retention;

         -        Identify individuals qualified to become Board members;

         - Recommend to the Board the individuals to be nominated and renominated by the Board for election as directors at a meeting of stockholders.

B.       Structure and Membership

         1. Number. The Nominating Committee shall consist of such number of directors, as the Board shall from time to time determine.

         2. Independence. Each member of the Nominating Committee shall meet such criteria of independence as the Board of Directors may establish and such additional regulatory or listing requirements as the Board may determine applicable or appropriate.

         3. Chair. The Committee may elect a Chair by majority vote unless the Board elects a Chair of the Nominating Committee.

         4. Compensation. The compensation of Nominating Committee members shall be as determined by the Board.

         5. Selection and Removal. The Board, upon the recommendation of the Committee, shall appoint members of the Nominating Committee. The Board may remove members of the Nominating Committee from such Committee, with or without cause.

C.       Authority and Responsibilities of Board and Committee Membership

         1. Selection of Director Nominees. Except where the Company is legally required by contract or otherwise to provide third parties with the ability to nominate directors, the Nominating Committee shall be responsible for (i) identifying individuals qualified to become Board members and (ii) recommending to the Board the individuals to be nominated by the Board for election as directors at a meeting of stockholders and the persons to be elected by the Board to fill any vacancies on the Board.

         2. Criteria for Selecting Directors. The Committee shall establish for Board review and approval the criteria for selecting directors and reappointing directors. The Nominating Committee shall use such criteria to guide its director selection process.

         3. Search Firms. The Nominating Committee shall have the authority to retain and terminate any search firm to be used to identify director nominees, including sole authority to approve the search firm's fees and other retention terms. The Committee is empowered, without further action by the Board, to cause the Company to pay the compensation of any search firm engaged by the Committee.

D.       Procedures and Administration

         1. Meetings. The Nominating Committee shall meet as often as it deems necessary in order to be perform its responsibilities. The Committee shall keep such records of its meetings, as it shall deem appropriate.

         2. Subcommittees. The Nominating Committee may form and delegate authority to one or more subcommittees (including a subcommittee consisting of a single member), as it deems appropriate from time to time under the circumstances.

         3. Reports to the Board. The Nominating Committee shall report regularly to the Board.

         4. Charter. The Nominating Committee shall, from time to time as it deems appropriate, review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for approval.

         5. Independent Advisors. The Nominating Committee shall have the authority to engage such independent legal and other advisors, as it deems necessary or appropriate to carry out its responsibilities. Such independent advisors may be the regular advisors to the Company. The Committee is empowered, without further action by the Board, to cause the Company to pay the compensation of such advisors as established by the Committee.

         6. Investigations. The Nominating Committee shall have the authority to conduct or authorize investigations into any matters within the scope of its responsibilities as it shall deem appropriate, including the authority to request any officer, employee or advisor of the Company to meet with the Committee or any advisors engaged by the Committee.

                         CRITERIA FOR DIRECTOR SELECTION

In evaluating candidates, the Nominating Committee shall consider such factors as knowledge, judgment, skill, diversity, business experience, the interplay or "fit" of the candidate's experience and skill with the experience and skills of other Board members, and the extent to which the candidate would be a desirable addition to the Board and committees of the Board. Diversity in terms of personal characteristics that would reflect appropriate representation of perspective will also be considered.

The Committee may consider candidates proposed by management, but is not required to do so. The Committee will consider individuals currently serving as Advisory Board members as potential candidates, but will not be limited to those serving in that capacity.

Qualifications considered by the Nominating Committee in assessing director candidates include but are not limited to the following:

         1. An understanding of the business and financial affairs and the complexities of a business organization. A career in business is not essential, but the candidate should have a proven record of competence and accomplishments and should be willing to commit the time and energy necessary to fulfill the role as an effective director;

         2. A genuine interest in representing all of Citizens & Northern's stakeholders, including the long-term interest of the shareholders;

         3. A willingness to support the Values, Mission and Vision of Citizens & Northern;

         4. An open-mindedness and resolve to independently analyze issues presented for consideration;

         5.       A reputation for honesty and integrity;

         6. A high level of financial literacy (i.e., the ability to read financial statements and financial ratios, and a working knowledge and familiarity with basic finance and accounting practices);

         7. A mature confidence and ability to approach others with self-assurance, responsibly and supportively. Candidates should value Board and team performance over individual performance. Candidates should be able to raise tough questions in a manner that encourages open discussions. Additionally, a candidate should be inquisitive and curious and feel a duty to ask questions of management.

         8. The ability, capacity, and willingness to serve as a conduit of business referrals to the organization;

         9.       Independence as defined by the NASDAQ Stock Market; and

         10. Residency in the geographically defined market area of Citizens & Northern with emphasis place on maintaining representation throughout the market area.

Once a candidate or candidates have been selected for possible nomination to a Board of Directors position, they will be contacted by the Committee Chairperson to determine their willingness to be considered for nomination. If the candidate is willing to be considered, he or she will be provided with general information about Citizens & Northern, including the Mission, Values and Vision of the organization; the most recent Strategic Plan, organizational charts and the last Annual Report 10-K and the most recent 10-Q. The Committee may, at its discretion, interview the candidate to determine the individual's qualifications for Board membership.

APPENDIX B

                         CITIZENS & NORTHERN CORPORATION

                             AUDIT COMMITTEE CHARTER

I.     Purpose

The Audit Committee of the Board of Directors of Citizens & Northern Corporation (together with its affiliates, including Citizens & Northern Bank, C&N Financial Services Corporation, Bucktail Life Insurance Company and Citizens & Northern Investment Corporation, the "Corporation") shall be appointed by the Board to:

         A. Assist the Board in fulfilling its oversight responsibility relating to the:

                  - integrity of the Corporation's financial statements and related disclosure matters;

                  - qualifications, independence and performance of, and the Corporation's relationship with, the independent auditor;

                  - performance of the Corporation's internal audit function; and

                  - Corporation's compliance with legal and regulatory requirements.

         B. Provide the report required by the rules of the Securities and Exchange Commission to be included in the Corporation's annual proxy statement.

II.      Membership

The Committee shall be comprised of at least three outside directors as determined by the Board each of whom shall be independent, non-executive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. The Committee members shall meet the requirements for independence, experience and expertise set forth in applicable laws, under the regulations of the Securities and Exchange Commission and NASDAQ rules. In that regard, the Committee shall endeavor to have at least one member who meets the Securities and Exchange Commission's definition of "audit committee financial expert," and at least one member who has accounting or related financial management expertise. The Board shall appoint the Committee members at the Board meeting held after the annual meeting or at any other Board meeting as it deems necessary or appropriate. The Board shall appoint the Chair of the Committee. If a Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

Service on the Committee requires a significant time commitment from its members. In determining whether a Committee member would be able to meet the significant time commitment, the Board will take into consideration the other obligations of such member, including full-time employment and service on other boards of directors and audit committees. Committee members may not receive any compensation from the Corporation other than directors' fees.

III.     Meetings and Reports

The Committee shall meet as frequently as it deems necessary and appropriate. The Chair of the Committee, or any two members of the Committee, may call meetings of the Committee as they deem necessary and appropriate. Meetings of the Committee may be held telephonically.

The Chair shall preside at all sessions of the Committee at which he or she is present and shall set the agendas for Committee meetings. Members of management and the Board are free to suggest items for inclusion in the agenda for the Committee's meetings. The agenda and information concerning the business to be conducted at each Committee meeting shall, to the extent practical, be communicated to the members of the Committee sufficiently in advance of each meeting to permit meaningful review.

The Committee may meet separately in executive session when necessary with each of the following: (i) senior management, (ii) members of the Internal Audit Department, (iii) the Compliance Officer, (iv) the independent auditors, and (v) as a Committee to discuss any matters that the Committee or each of these groups believe should be discussed.

The Committee shall report regularly to the Board with respect to such matters that are within the Committee's responsibilities and with respect to such recommendations as the Committee may deem appropriate. The report to the Board may take the form of an oral report by the Chair or by any other member designated by the Committee to make such report. The Committee shall maintain minutes or other records of meetings and activities of the Committee, including executive sessions, and make them available to the Board.

The Committee shall provide the report of the Committee to be contained in the Corporation's annual proxy statement, as required by the rules of the Securities and Exchange Commission.

IV.      Authority and Responsibilities

The Committee shall perform the following functions and may carry out additional functions and adopt additional policies and procedures in furtherance of the purpose of the Committee outlined in Section I of this Charter, as may be appropriate in light of changing business, legislative, regulatory, or other conditions, or as may be delegated to the Committee by the Board from time to time.

         A.       Financial Statements and Disclosure Matters

                  1. The Committee shall review and discuss with management and the independent auditor the Corporation's annual audited and quarterly consolidated financial statements, including the disclosures contained in the Corporation's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations." After review of the annual audited consolidated financial statements and the reports and discussions required by Sections IV. A. 7. and IV. B.
                           5. of this Charter, the Committee shall determine whether to recommend to the Board that such financial statements be included in the Corporation's Form 10-K.

                  2. The Committee shall be advised of the execution by the Corporation's Chief Executive Officer and Chief Financial Officer of the certifications required to accompany the filing of the Form 10-K and the Forms 10-Q, and any other information required to be disclosed to it in connection with the filing of such certifications, including (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Corporation's ability to record, process, summarize and report financial information, and (ii) any fraud that involves management or other employees who have a significant role in the Corporation's internal control over financial reporting.

                  3. The Committee shall discuss with management and the independent auditor at least quarterly any significant financial reporting issues that arose and judgments made in connection with the preparation of the Corporation's financial statements, including any significant changes in the Corporation's selection or application of critical accounting principles, any major issues as to the adequacy and quality of the Corporation's disclosure procedures and controls and any special steps taken or changes made to respond to material control deficiencies.

                  4. The Committee shall review and discuss with the independent auditor the reports from the independent auditor with respect to:

                           -        all critical accounting policies and
                                    decisions;

                           - all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment recommended by the independent auditor; and

                           - other material written communications between the independent auditor and management, such as any management letter or schedule of adjustments.

                  5. The Committee shall review and discuss periodically, as necessary, with the independent auditors and the Internal Audit Department the adequacy of the Corporation's internal accounting controls, the Corporation's financial, auditing and accounting organizations and personnel, and the Corporation's policies and compliance procedures with respect to business practices, which shall include the disclosures regarding internal controls and matters required by Sections 302 and 404 of the Sarbanes-Oxley Act of 2002 and any rules promulgated thereunder by the Securities and

                           Exchange Commission.

                  6. The Committee shall discuss with management the Corporation's earnings press releases, and financial information and earnings guidance provided to analysts and rating agencies. Such discussions may be conducted generally (i.e., by discussing the types of information to be disclosed and the types of presentations to be made). The Committee may delegate responsibility for the review of the quarterly earnings press release to a member of the Committee.

                  7. The Committee shall discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Corporation's financial statements.

                  8. The Committee shall discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management, as well as any other matters required to be disclosed by the independent auditor or of concern to the Committee.

         B. Oversight of the Corporation's Relationship with the Independent Auditor

                  1. The Committee shall have the sole authority to appoint or replace the independent auditor. The Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purposes of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Committee.

                  2. The Committee shall review and approve in advance the annual plan and scope of work of the independent auditor and fee arrangements, including staffing of the audit, and shall review with the independent auditor any audit-related concerns and management's response. With respect to auditing services, the Committee's approval of the engagement letter with the independent auditor will constitute approval of the audit services to be provided thereunder.

                  3. The Committee shall pre-approve all non-audit services (including the fees and terms thereof) to be performed for the Corporation by the independent auditor, to the extent required by law, according to established procedures. The Committee may delegate to one or more Committee members the authority to pre-approve non-audit services to be performed by the independent auditor, provided that such pre-approvals shall be reported to the full Committee at its next regularly scheduled meeting. Attached hereto are the Committee's pre-approval policies for the approval of non-audit services.

                  4. The Committee shall review and evaluate the experience, qualifications and performance of the senior members of the independent auditor team on an annual basis. As part of such evaluation, to the extent required by law, the Committee shall review with the lead audit partner whether any of the audit team members receive any discretionary compensation from the audit firm with respect to procurement or performance of any services, other than audit, review or attest services, by the independent auditor.

                  5. The Committee shall obtain and review a report from the independent auditor at least annually addressing
                           (i) the independent auditor's internal
                           quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review or peer review of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, (iii) any steps taken to deal with any such issues, and (iv) all relationships between the independent auditor and the Corporation (in order to assess if the provision of permitted non-audit services is compatible with maintaining the auditor's independence, taking into account the opinions of management and the internal auditors).

                  6. The Committee shall ensure the rotation of members of the audit engagement team, as required by law, and will require that the independent auditor provide a plan for the orderly transition of audit engagement team members. The Committee shall also consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

                  7. The Committee shall pre-approve the Corporation's policies for the hiring by the Corporation of employees or former employees of the independent auditor who participated in any capacity in the audit of the Corporation.

         C.       Oversight of the Corporation's Internal Audit Function

                  1. The Committee shall review and discuss with the independent auditor the annual audit plan of the Internal Audit Department, including responsibilities, budget and staffing, and, if appropriate, shall recommend changes.

                  2. The Committee shall review, as appropriate, the results of internal audits and shall discuss related significant internal control matters with the Internal Audit Department and with the Corporation's management, including significant reports to management prepared by the Internal Audit Department and management's responses.

                  3. The Committee shall review management's evaluation of the adequacy of the Corporation's internal controls and discuss the results of such evaluation with the Internal Audit Department. The Committee shall review the activities, organizational structure and qualifications of the Internal Audit Department, as needed. The Committee also shall review the adequacy of resources to support the internal audit function, and, if appropriate, recommend changes.

                  4. The Committee shall review the appointment, performance and replacement of the senior staff members of the Internal Audit Department, including the Auditor.

         D.       Oversight of the Corporation's Compliance Function

                  1. The Committee shall monitor the Corporation's compliance function, including compliance with the Corporation's policies and the Corporation's Code of Ethics, and shall review with the appropriate officers and/or staff of the Corporation and the Corporation's counsel, as necessary, the adequacy and effectiveness of the Corporation's procedures to ensure compliance with legal and regulatory requirements.

                  2. The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters, including but not limited to those received under and pursuant to the established "Reporting Suspected Fraudulent Activities Policy" (a/k/a "Whistleblower" Policy).

                  3. The Committee shall discuss with management, the Compliance Officer, the Corporation's counsel and the independent auditor any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Corporation's financial statements or accounting policies.

                  4. The Committee shall review and discuss with the Compliance Officer and the Corporation's counsel legal matters that may have a material impact on the financial statements or the Corporation's compliance policies, including reports and disclosures of insider and affiliated party transactions and any knowledge of fraud or breach of fiduciary duties.

                  5. The Committee shall review and approve all "related party transactions" as such terminology is defined under Item 404 of Regulation S-K under the Securities Act of 1933.

                  6. The Committee shall review the appointment, performance and replacement of the Compliance Officer.

V.       Clarification of Committee's Role

The Committee's role is one of oversight. It is the responsibility of the Corporation's management to plan and conduct audits and to prepare consolidated financial statements in accordance with generally accepted accounting principles, and it is the responsibility of the Corporation's independent auditor to audit those financial statements. Therefore, each member of the Committee, in exercising his or her business judgment, shall be entitled to rely on the integrity of those persons and organizations within and outside the Corporation from whom he or she receives information, and on the accuracy of the financial and other information provided to the Committee by such persons or organizations unless he or she has reason to inquire further. The Committee does not provide any expert or other special assurance as to the Corporation's financial statements or any expert or professional certification as to the work of the Corporation's independent auditor.

VI.      Access to Management; Retention of Outside Advisers

         A.       Access to Management

                  The Committee shall have full, free and unrestricted access to the Corporation's senior management and employees, and to the Corporation's internal and independent auditors.

         B.       Access to Outside Advisers

                  The Committee shall have the authority to retain legal counsel, consultants or other outside advisers with respect to any issue or to assist it in fulfilling its responsibilities, without consulting or obtaining the approval of any officer of the Corporation.

                  The Corporation shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor and to any advisers retained by the Committee.

VII.     Annual Evaluation; Charter Review

         A.       Annual Self-Evaluation

                  The Committee shall perform an annual review and self-evaluation of the Committee's performance, including a review of the Committee's compliance with this Charter. The Committee shall conduct such evaluation and review in such manner as it deems appropriate and report the results of the evaluation to the entire Board.

         B.       Charter Review

                  The Committee shall review and assess the adequacy of this Charter on an annual basis, and, if appropriate, shall recommend changes to the Board for approval. The Committee shall submit this Charter to the Board for approval and cause this Charter to be published in accordance with applicable regulations including, but not limited to, those of the Securities and Exchange Commission.

VIII.    Delegation to Subcommittee

The Committee, in its discretion, may delegate all or a portion of its duties and responsibilities to a subcommittee consisting of one or more members of the Committee, provided that any action taken by such subcommittee is ratified by the full Committee and provided that any such subcommittee must conduct its business in accordance with this Charter.

                               STATEMENT OF POLICY
                            OF THE AUDIT COMMITTEE OF
                         CITIZENS & NORTHERN CORPORATION
               PRE-APPROVAL OF ENGAGEMENTS FOR NON-AUDIT SERVICES

The Sarbanes-Oxley Act of 2002 (the "Act") vests the Audit Committee of the Board of Directors of Citizens & Northern Corporation (the "Corporation") with the responsibility to appoint and to oversee the work of the Independent Auditor of the Corporation. Under the Act and under rules (the "SEC Rules") that the Securities and Exchange Commission ("SEC") has issued pursuant to the Act, that responsibility includes in particular the requirement that the Audit Committee review and pre-approve all audit and non-audit services performed by the Independent Auditor. In exercising that responsibility with respect to proposed engagements for non-audit services, it is the policy of the Audit Committee to give paramount consideration to the question of whether the engagement of the Independent Auditor to perform those services is likely to create a risk that the Independent Auditor's independence may be compromised. To that end, the Audit Committee will endeavor to exercise its discretion in a manner that will avoid or minimize the risk of compromising the independence of the Independent Auditor.

In making this determination, the Committee is mindful of the guidance provided by the SEC: "The Commission's principles of independence with respect to services provided by auditors are largely predicated on three basic principles, violations of which would impair the auditor's independence: (1) an auditor cannot function in the role of management, (2) an auditor cannot audit his or her own work, and (3) an auditor cannot serve in an advocacy role for his or her client." Thus, in evaluating whether a proposed engagement presents a material risk of compromising the independence of the Independent Auditor, the factors that the Audit Committee will typically consider will include whether the service in question is likely to cause the Independent Auditor to function in a management role, to be put in the position of auditing its own work, or to serve in an advocacy role for the Corporation. In addition, the Audit Committee believes that the risk of such compromise may increase in direct proportion to the volume of non-audit services performed by the Independent Auditor. Accordingly, it is the policy of the Audit Committee that, in the absence of very strong countervailing considerations, the total amount of fees payable to the Independent Auditor on account of non-audit services with respect to any fiscal year should not exceed the total amount of audit fees plus audit-related fees (as both such terms are used in the SEC Rules) plus tax-compliance/return-preparation services payable to the Independent Auditor with respect to such year. Solely for purposes of the preceding sentence, amounts payable with respect to audit-related services and tax-compliance/return-preparation services will not be considered fees payable on account of non-audit services. This policy is adopted with the intent to maintain Committee flexibility in circumstances under which the proposed engagement is likely to provide the Corporation with benefits that substantially outweigh the risk to independence.

In order to assist the Audit Committee in applying this policy, any officer or other employee of the Corporation who proposes to engage the Independent Auditor to perform non-audit services will be expected to submit such a proposal in writing to the Audit Committee accompanied by the following supporting materials:

         1. A detailed description of each service proposed to be provided by the Independent Auditor.

         2. An estimate of the amount of fees that the Independent Auditor is likely to be paid for performance of the non-audit services in question.

         The Committee may also request the following:

         1. A description of the extent, if any, to which the non-audit services in question are likely to cause the Independent Auditor to function in the role of management, to recommend actions by the Corporation that the Independent Auditor may be called upon to review in its role as the Corporation's Independent Auditor, or to serve as an advocate for the Corporation.

         2. A description of the qualifications of the Independent Auditor that demonstrate its capability to perform each of the non-audit services in question.

         3. The name or names of service-providers who were considered as alternatives to the Independent Auditor to perform the services in question, and a description of the qualifications of each such alternative service-provider relating to its capability to perform the services in question.

         4. A detailed explanation of the benefits that the Corporation is expected to enjoy as a result of engaging the Independent Auditor, rather than an alternative service-provider, to perform the non-audit service in question.

The Audit Committee will typically be inclined to approve requests to engage the Independent Auditor to provide those types of non-audit services that are closely related to the audit services performed by the Independent Auditor, such as audit-related services, tax-compliance/return-preparation services, and "due diligence" services relating to transactions that the Corporation may be considering from time to time. Because such non-audit services bear a close relationship to the audit services provided by the Independent Auditor, the Audit Committee believes that they will not ordinarily present a material risk of compromising the Independent Auditor's independence, subject to the Audit Committee's policy concerning the total amount payable to the Independent Auditor for non-audit services with respect to any fiscal year.

Under no circumstances will the Audit Committee approve the engagement of the Independent Auditor for the performance of services that are prohibited by section 201(a) of the Act (15 U.S.C. Section 78j-1(g)), or by Section 210.2-01(4) of the SEC Rules (17 CFR Part 210.2-01(c)(4)). Such prohibited services include the following:

         1. Bookkeeping or other services related to the accounting records or financial statements of the Corporation, unless the results of those services will not be subject to audit procedures during an audit of the Corporation's financial statements;

         2. Services relating to the design or implementation of financial information systems, unless the results of such services will not be subject to audit procedures during an audit of the Corporation's financial statements;

         3. Services relating to appraisals or valuations, fairness opinions, or contribution-in-kind reports, unless the results of such services will not be subject to audit procedures during an audit of the Corporation's financial statements;

         4. Any actuarially-oriented services (other than assisting the Corporation in understanding the methods, models, assumptions, and inputs used in computing an amount), unless the results of those services will not be subject to audit procedures during an audit of the Corporation's financial statements;

         5. Internal audit outsourcing services relating to the Corporation's internal accounting controls, financial systems, or financial statements, unless the results of such services will not be subject to audit procedures during an audit of the Corporation's financial statements;

         6. Any management functions, whether or not temporary, including any decision-making, supervisory, or ongoing monitoring function for the Corporation;

         7. Any services relating to human resources of the Corporation, including searching for, testing, investigating, negotiating, or providing recommendations or advice with respect to human resources or prospective human resources;

         8. Any services relating to acting as a broker-dealer, promoter, or underwriter for the Corporation, including providing advice, exercising discretionary authority, or assuming custodial responsibility with respect to investment decisions or assets of the Corporation;

         9. Any service that can be provided only by a person licensed, admitted, or otherwise qualified to practice law in the jurisdiction in which the service is to be rendered;

         10. Providing an expert opinion or other expert service for the Corporation, or for the Corporation's legal representative, for the purpose of advocating the Corporation's interests in litigation or in a regulatory or administrative proceeding or investigation, except for factual accounts or testimony explaining work that the Independent Auditor has performed, positions that the Independent Auditor has taken, or conclusions that the Independent Auditor has reached during the performance of any permitted service for the Corporation; and

         11. Any other service that the Public Corporation Accounting Oversight Board may from time to time determine by regulation to be impermissible.

Between meetings of the Audit Committee, the Chair of the Committee is authorized to review and, where consistent with this policy, to pre-approve non-audit services proposed to be performed by the Independent Auditor that are budgeted for fees of Five Thousand Dollars ($5,000) or less. The Chair shall report any pre-approval decisions to the Audit Committee as soon as practicable and in any event at its next scheduled meeting.

APPENDIX C

                                AMENDMENT TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                         CITIZENS & NORTHERN CORPORATION

         1. Purpose. The purpose of this Amendment to the Articles of Incorporation of Citizens & Northern Corporation is to adopt a change to the articles as a result of a recommendation by the Board of Directors ("Board") of Citizens & Northern Corporation.

         2. Amended Provision. Article Fifth of the Articles of Incorporation of Citizens & Northern Corporation, is amended to increase the aggregate number of authorized shares of capital stock from 10,000,000 to 20,000,000, thereby modifying the Article thereof to provide as follows:

                  FIFTH. The aggregate number of shares of capital stock that the Corporation shall have authority to issue is 20,000,000 shares of common stock of the par value of $1.00 each ("Common Stock").

         3. Effective Date. This Amendment shall become effective as of the date it is adopted by the Stockholders of Citizens & Northern Corporation.

                        CITIZENS & NORTHERN CORPORATION
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
          FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 20, 2004

The undersigned hereby appoints Dennis F. Beardslee and R. Robert DeCamp, and each or either of them, as the attorneys and proxies of the undersigned, with full power of substitution in each, to vote all shares of the common stock of Citizens & Northern Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on Tuesday, April 20, 2004, at 2:00 P.M. (local time), at the Arcadia Theatre, 50 Main Street, Wellsboro, Pennsylvania 16901, and at any adjournments thereof, and to vote as follows:

1.       ELECTION OF CLASS II DIRECTORS.
         Nominees: R. Bruce Haner, Susan E. Hartley, Leo F. Lambert, Edward L. Learn and Leonard Simpson.

         [ ]VOTE FOR all nominees listed above (except as marked to the contrary below)  [ ] VOTE WITHHELD from all nominees listed above.

         -----------------------------------------------------------------------
         (INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided above.)

2. RATIFICATION AND APPROVAL OF THE DIRECTOR AND EXECUTIVE OFFICER INDEMINFICATION PROGRAM.

         [ ] VOTE FOR               [ ] VOTE AGAINST             [ ] ABSTAIN

3. APPROVAL OF THE INCREASE IN THE AGGREGATE NUMBER OF AUTHORIZED SHARES OF CITIZENS & NORTHERN CORPORATION COMMON STOCK TO 20,000,000 SHARES.

         [ ] VOTE FOR               [ ] VOTE AGAINST             [ ] ABSTAIN

4. RATIFICATION OF THE APPOINTMENT OF THE FIRM OF PARENTE RANDOLPH, PC AS INDEPENDENT AUDITORS.

         [ ] VOTE FOR               [ ] VOTE AGAINST             [ ] ABSTAIN

5. OTHER MATTERS. In their discretion, to vote with respect to any other matters that may properly come before the Meeting or any adjournments thereof.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED HEREIN BY THE STOCKHOLDER. UNLESS OTHERWISE INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4.

PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. When shares are held as joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                     Dated: ______________________________, 2004

                                     _________________________________________
                                                      Signature

                                     _________________________________________
                                                      Signature

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.